Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

NewsNewsNewsNews

For Immediate Release:

September 27, 2004

News Media & Financial Analyst Contact:

Alan Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bancorp Declares Cash Dividend

Clinton, NJ — Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announces that its Board of Directors has declared a cash dividend of $0.04 per common share. Such dividend is payable on October 29, 2004 to shareholders of record as of October 15, 2004.

“Unity’s financial performance warrants the payment of another cash dividend to our shareholders,” said Unity President and Chief Executive Officer, James A. Hughes. “By declaring this dividend, our Board has demonstrated its confidence in sustained profitability, and we will continue to strive to provide our shareholders with a reasonable return on their investment in Unity.”

Unity Bancorp, Inc. is a financial services organization headquartered in Clinton, New Jersey, with $491 million in assets and $429 million in deposits. Unity Bank provides financial services to retail, corporate & small business customers through its 13 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.